Registration No. 333-64447
                                                Filed pursuant to Rule 424(b)(5)

                                 666,667 shares

                              HEILIG-MEYERS COMPANY

                                  COMMON STOCK

         This Prospectus relates to 666,667 shares (the "Shares") of common stock, $2 par value per share (the "Common Stock") of Heilig-Meyers Company (the "Company"), which may be offered from time to time by the selling stockholder named herein (the "Selling Stockholder"). The Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Pacific Exchange, Inc. (the "PE") under the trading symbol "HMY." On January 8, 1999 the last reported sale price of the Common Stock on the New York Stock Exchange was $ 7 1/16 per share.

         The Selling Stockholder has advised the Company that the Shares may be sold from time to time in transactions on the NYSE or PE or in negotiated transactions, in each case at prices satisfactory to the Selling Stockholder. (See "Plan of Distribution.")


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is January 11, 1999.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's common stock is listed on the New York and Pacific Exchanges, and such material may also be inspected at the offices of the New York Stock Exchange, 20 Broad
Street, New York, New York 10005 and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus constitutes a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company are hereby incorporated by reference into this Prospectus:

        (a) the annual report on Form 10-K for the fiscal year ended February 28, 1998 as amended by Form 10-K/A (Amendment No. 1) and Form 10-K/A (Amendment No. 2);
        (b) the quarterly reports on Form 10-Q for the quarterly periods ended May 31, 1998 and August 31, 1998;
        (c) the Company's current Reports on Form 8-K filed on December 3, 1998, December 8, 1998, and December 17, 1998, as amended by Form 8-K/A filed on December 21, 1998;
        (d) the description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on April 26, 1983 (File No. 1-8484), as amended by amendments on Form 8, filed with the Commission on April 9, 1985, February 23, 1988, September 20, 1989, July 31, 1990, August 6, 1992, July
                28, 1994, and February 19, 1998, respectively (File No. 1-8484); and
        (e) the description of the Rights to Purchase Preferred Stock, Series A contained in the Registration Statement on Form 8-A filed with the Commission on February 19, 1998 (File No. 1-8484).

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Heilig-Meyers Company, 12560 West Creek Parkway, Richmond, Virginia 23238; Attention: Paige H. Wilson, Secretary, telephone (804) 784-7300.

                              HEILIG-MEYERS COMPANY

                                    BUSINESS

General

         The Company is the nation's largest publicly held specialty retailer of home furnishings with 1,246 stores as of August 31, 1998 in 37 states, Washington, D.C. and Puerto Rico. The Company currently operates stores under four formats. The "Heilig-Meyers" format is associated with the Company's historical operations in the continental United States (815 stores as of August 31, 1998), as well as 32 stores operating in Puerto Rico under the "Berrios" name. The majority of the Heilig-Meyers stores operate in smaller markets with a broad line of merchandise. The "Rhodes" format is used for the 101 stores, as of August 31, 1998 with a retail strategy of selling quality furniture to a broad base of middle income customers. "The RoomStore" format is utilized for 69 stores primarily located in seven states. Stores using The RoomStore format display and sell furniture in complete room packages. The rooms are arranged by professional designers and sell at a value if purchased as a group. The "Mattress Discounters" format is used for 229 stores as of August 31, 1998. Mattress Discounters is the nation's largest retail bedding specialist. As a result of the acquisition of Rhodes, The RoomStore and Mattress Discounters, the Company now has the ability to match operating formats to markets with appropriate demographic and competitive factors.

         The Company's executive offices are located at 12560 West Creek Parkway, Richmond, Virginia 23238. The telephone number is (804) 784-7300.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

                               SELLING STOCKHOLDER

         The following table sets forth certain information as of the date of this Prospectus with respect to shares of Common Stock owned by the Selling Stockholder which are covered by this Prospectus. The number of shares of Common Stock offered pursuant to this Prospectus for the account of the Selling Stockholder equals the total number of shares of Common Stock owned by the Selling Stockholder as of the date of this Prospectus.

                             Common Stock Ownership
                              Prior to The Offering

  Name of the Selling Stockholder                          Number
  -------------------------------                          ------
         Gregory L. Freeman                                666,667

         Mr. Freeman acquired the shares of Common Stock which are covered by this Prospectus on September 1, 1998 in connection with the acquisition of certain assets of Guardian Protection Products, a California corporation ("Guardian Protection"), by a subsidiary of the Company. Mr. Freeman was sole stockholder of Guardian Protection. In November 1998, the agreement relating to this acquisition was amended to release shares of Common Stock previously held in escrow and to amend the provisions of the agreement with respect to the Company's obligation to issue additional shares of Common Stock in the event the Common Stock did not trade at $15.00 per share or more for a specified period during the six-month period following closing. Under the agreement as amended, unless the Common Stock trades for at least ten consecutive trading days during the period from September 1, 1998 through August 31, 1999 at a per share price of $15.00 or more, additional shares will be issued so that the aggregate number of shares issued in connection with this acquisition equals $10 million divided by the average closing price per share for the Common Stock for the ten trading days ending on August 31, 1999 or such earlier date as may be selected by the Company. Any such additional shares issued by the Company are not covered by this Prospectus; however, such shares may be registered pursuant to an amendment to the Registration Statement of which this Prospectus is a part or pursuant to a separate registration statement of the Company filed pursuant to the Securities Act.

                              PLAN OF DISTRIBUTION

         The Selling Stockholder has advised the Company that he may offer Shares from time to time depending on market conditions and other factors, in one or more transactions on the NYSE, PE or other national securities exchanges on which the Shares are traded, or in negotiated transactions, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Sales of Shares may involve (i) block transactions in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus, (iii) ordinary brokerage transactions and transactions in which a broker solicits purchasers and (iv) privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with the distribution of the Shares or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Common Stock in the course of hedging the position they assume with the Selling Stockholder. The Selling Stockholder may also sell the Common Stock short and redeliver the Shares to close out such short positions. The Selling Stockholder may also enter into option or other transactions with broker-dealers which require delivery to such broker-dealer of Shares offered hereby, which Shares such broker-dealer may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholder may also pledge shares to a broker-dealer and, upon a default, such broker-dealer may effect sales of the pledged shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         Brokers and dealers may receive compensation in the form of concessions or commissions from the Selling Stockholder and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholder and any broker or dealer that participates in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has advised the Selling Stockholder that Regulation M under the Exchange Act may apply to sales of Shares and to the activities of the Selling Stockholder or broker-dealers in connection therewith.

         Pursuant to the Private Placement and Registration Rights Agreement, dated as of September 1, 1998, by and among the Company and the Selling Stockholder (the "Registration Rights Agreement"), the Company will pay registration expenses in connection with the registration of the Shares. The Selling Stockholders and the Company have agreed to indemnify each other against certain civil liabilities, including certain liabilities under the Securities Act.

                             VALIDITY OF SECURITIES

         The validity of the Shares to which this Prospectus relates will be passed upon for the Company by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia, which serves as general counsel to the Company. As of December 31, 1998, partners and associates of McGuire, Woods, Battle & Boothe LLP, who performed services in connection with the offering made by this Prospectus, owned of record and beneficially 41,824 shares of Common Stock. Robert L. Burrus, Jr., a director of the Company, is a partner of that firm.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Amendment No. 2 to the Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.